                                                                    EXHIBIT 3.1


                          RESTATED ARTICLES OF INCORPORATION

                                          OF

                               APEX PC SOLUTIONS, INC.


                                      ARTICLE I

                                         NAME
                                         ----

    The name of this corporation is Apex PC Solutions, Inc.


                                      ARTICLE II

                                       PURPOSES
                                       --------

    This corporation is organized for the following purposes:

    A. To engage in any business, trade or activity which may be conducted lawfully by a corporation organized under the Washington Business Corporation Act.

    B. To engage in all such activities as are incidental or conducive to the attainment of the purposes of this corporation, or any of them and to exercise any and all powers authorized or permitted to be done by a corporation under any laws that may be now or hereafter applicable or available to this corporation.

                                     ARTICLE III

                                        SHARES
                                        ------

    A. CLASSES OF STOCK. The Corporation is authorized to issue two classes of shares designated respectively "COMMON STOCK" and "PREFERRED STOCK." The Common Stock shall consist of 10,000,000 authorized shares, no par value. The Preferred Stock shall consist of 500,000 authorized shares, no par value, and shall be issued in series. The first such series shall be designated Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") and shall consist of 300,000 shares. The second such series shall be designated Series B Redeemable Preferred Stock (the "Series B Preferred Stock") and shall consist of 200,000 shares.


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    B.   RIGHTS, PREFERENCES AND PRIVILEGES OF PREFERRED STOCK AND COMMON
STOCK. The following is a statement of the designations, powers, privileges, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating to the Preferred Stock and Common Stock:

         1.   DIVIDENDS.

              (a)(i)  The holders of the then outstanding shares of the Series
A Preferred Stock shall be entitled to receive when, as and if declared by the board of directors of the Corporation (the "BOARD OF DIRECTORS"), on an as if converted basis, any dividends declared on the Series B Preferred Stock or the Common Stock. In addition, the Board of Directors may declare additional dividends payable only to the holders of the then outstanding Series A Preferred Stock. Except as otherwise set forth in Section 1(a)(ii) below, such dividends shall not be cumulative, and no right shall accrue to the holders of the Series A Preferred Stock by reason of the fact that dividends are not declared in any fiscal year.

              (ii) In the event of the failure of the Corporation to redeem shares of the Series A Preferred Stock in accordance with the terms of Section 5 hereof, the Corporation shall accrue and pay with respect to each share of Series A Preferred Stock to the holder thereof, out of funds legally available therefor, dividends at an annual rate equal to the product obtained by multiplying (A) the greater of (I) 12% or (II) the sum of (x) the prime rate (other than commercial lending rate for borrowers of the highest credit standing) announced from time to time by Bank of America National Trust and Savings Association, San Francisco, California, plus (y) 4%, by (B) $7.35 per share, subject to adjustment for all stock splits, stock dividends, combinations, recapitalizations and similar events applicable to the Series A Preferred Stock (the "SERIES A ORIGINAL PURCHASE PRICE"), until each such share has been converted, redeemed or repurchased. Such dividends shall be cumulative, whether or not declared, so that if dividends in respect of any previous or current cumulative annual dividend period, at the annual rate specified above, shall not have been made or declared, the deficiency shall be paid on or declared and set apart for the holders of the Series A Preferred Stock before any dividend or any distribution shall be paid on or declared or set apart for the holders of the Series B Preferred Stock or the Common Stock.

         (b) The holders of the then outstanding shares of the Series B Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors, on an as if converted basis, any dividends declared on the
Common Stock.   Such dividends shall not be cumulative, and no right shall accrue to the holders of the Series B Preferred Stock by reason of the fact that dividends are not declared in any fiscal year.

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         2.   LIQUIDATION, DISSOLUTION OR WINDING UP.

              (a) PREFERENCE - SERIES A PREFERRED STOCK. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "LIQUIDATION"), the holders of each share of Series A Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or earnings, before any sums shall be paid or any assets distributed among or set aside for the holders of shares of Common Stock an amount equal to the Series A Original Purchase Price plus all accrued and unpaid (or declared and unpaid) dividends thereon, up to and including the date of full payment. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock of the amount thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock.

              (b) PREFERENCE - SERIES B PREFERRED STOCK. Upon any Liquidation and after payment of the full liquidation preferences of the Series A Preferred Stock as provided in Section 2(a), the holders of each share of Series B Preferred Stock shall be entitled to be paid, out of the remaining assets of the Corporation then available for distribution, an amount equal to $5.00 per share, subject to adjustment for all stock splits, stock dividends, combinations, recapitalizations and similar events applicable to the Series B Preferred (the "SERIES B ORIGINAL PURCHASE PRICE") plus all accrued and unpaid (or declared and unpaid) dividends thereon, up to and including the date of full payment. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series B Preferred Stock of the amount thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series B Preferred Stock.

              (c)  REMAINING ASSETS - SERIES A PREFERRED STOCK AND COMMON
STOCK. Upon any Liquidation and after payment of the full liquidation preferences of the Series A Preferred Stock and Series B Preferred Stock as provided in Section 2(a) and Section 2(b), respectively, any remaining assets of the corporation then available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock (on an as-if converted basis) and the Common Stock.

              (d) CONSOLIDATION AND MERGER. A consolidation or merger (other than a consolidation or merger in which the holders of voting securities of the Corporation immediately before the consolidation or merger are the holders immediately after such consolidation or merger of more than 50% of the voting securities of the surviving or acquiring Corporation, or of a parent party of such surviving or acquiring Corporation) of the Corporation shall be regarded as a Liquidation within the meaning of this Section 2.

              (e) DISTRIBUTIONS OTHER THAN CASH. Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

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    3.   CONVERSION RIGHTS.

         The holders of the Series A Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

         (a) RIGHT TO CONVERT INTO COMMON STOCK. Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Purchase Price by the conversion price (the "CONVERSION PRICE") in effect on the date on which the certificate is surrendered for conversion. The initial Conversion Price shall be Seven Dollars and Thirty-Five Cents ($7.35) per share of Common Stock. Such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series A Preferred Stock is convertible, as hereinafter provided. In the event of the issuance of a Redemption Notice for any shares of Series A Preferred Stock in accordance with Section 5 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the Redemption Date, unless default is made in payment of the Redemption Price, in which case the Conversion Rights for such shares shall continue until such shares have been redeemed.

         (b) AUTOMATIC CONVERSION INTO COMMON STOCK. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price:

              (i) upon the closing of the sale of Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT") (other than a registration relating solely to a transaction under Rule 145 under the Securities Act, or any successor thereto, or to an employee benefit plan of the Corporation) at a public offering price of not less than $10.00 per share (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events with respect to the Series A Preferred Stock or the Common Stock) and in which the aggregate net proceeds received by the Corporation equals or exceeds $20,000,000 (a "QUALIFIED PUBLIC OFFERING"). In the event of such an offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted that Series A Preferred Stock until immediately prior to the closing; or

              (ii) upon the receipt by the Corporation of (A) the affirmative election at a duly noticed meeting of the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock or (B) a duly executed written election of the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock, in each case in favor of the conversion of all of the shares of Series A Preferred Stock into Common Stock.

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         (c)  MECHANICS OF CONVERSION.

              (i) No fractional share of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, after aggregating all shares of Common Stock (including fractional shares thereof) issuable upon the conversion of all shares of Series A Preferred Stock held by the holder which are to be converted, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock at the time (as determined in good faith by the Board of Directors).

              (ii) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, and before the Corporation shall be obligated to issue certificates for shares of Common Stock upon the automatic conversion of the Series A Preferred Stock as set forth in
Section 3(b) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued (except that no such written notice of intent to convert shall be necessary in the event of an automatic conversion pursuant to Section 3(b) hereof). In the event of the loss, theft or destruction of the holder's certificate or certificates, the holder shall notify the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate or certificates. The Corporation shall, as soon as practicable after such delivery, or, in the case of a lost, stolen or destroyed certificate, the execution and delivery of the agreement and indemnity, issue and deliver at such office to such holder of Series A Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 3(b) hereof, such conversion shall be deemed to have been made immediately prior to the closing of the public offering or as specified in the affirmative vote or written consent) and the person or persons entitled to receive the shares of Common Stock, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (d)  ADJUSTMENTS TO CONVERSION PRICE FOR CERTAIN DILUTING ISSUES.

              (i) SPECIAL DEFINITIONS. For purposes of this Section 3(d), the following definitions apply:

                   (1) "OPTIONS" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                   (2) "ORIGINAL ISSUE DATE" shall mean the date on which a share of Series A Preferred Stock was first issued.

                   (3) "CONVERTIBLE SECURITIES" shall mean any evidence of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

                   (4) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued, issuable or, pursuant to Section 3(d)(iii), deemed to be issued:

                        (A)  upon conversion of shares of Series A Preferred
Stock;

                        (B) to officers, directors or employees of, or consultants to, the Corporation, in an amount not exceeding 176,470 shares of Common Stock (as adjusted for stock splits, stock dividends, combinations, recapitalizations or similar events), pursuant to a stock grant, option or purchase plan or other employee stock incentive program or arrangement approved by the Board of Directors;

                        (C) as a dividend or distribution on the Series A Preferred Stock;

                        (D) in connection with any transaction for which adjustment is made pursuant to Section 3(e) hereof;

                        (E) upon exercise of warrants to purchase Common Stock, or upon conversion of shares of Preferred Stock issued upon exercise of warrants to purchase Preferred Stock, that may be hereinafter issued in connection with debt financings or equipment lease financing transactions approved by the Board of Directors; and

                        (F) if the holders of shares of Series A Preferred Stock representing not less than sixty-six and two-thirds percent (66-2/3%) of the Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock agree in writing that such shares shall not constitute Additional Shares of Common Stock.

              (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issuance.

              (iii) OPTIONS AND CONVERTIBLE SECURITIES. In the event that the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provision contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                   (1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                   (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                   (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                        (A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such exercised Options, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                        (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                   (4) no readjustment pursuant to clauses (2) or (3) above shall (A) have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date or
(ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date or (B) affect any shares of Common Stock previously issued upon conversion of Series A Preferred Stock; and

                   (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

              (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event that this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price; and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for purposes of calculating the number of shares of Common Stock outstanding for this Section 3(d)(iv), only shares of Common Stock issuable upon conversion of outstanding Series A Preferred Stock shall be deemed to be outstanding, and no other shares of Common Stock then outstanding or shares of Common Stock issuable upon the exercise of any Options or conversion or exchange of any Convertible Securities shall be included in such calculation.

              (v)       DETERMINATION OF CONSIDERATION.  For purposes of this
Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                   (1)  CASH AND PROPERTY.  Such consideration shall:

                        (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                        (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                        (C)  in the event that Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                   (2) OPTIONS AND CONVERTIBLE SECURITIES: The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                        (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                        (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (e) ADJUSTMENTS FOR SUBDIVISIONS, STOCK DIVIDENDS, COMBINATIONS OR CONSOLIDATION OF COMMON STOCK. In the event that the Corporation at any time or from time to time declares or pays, without consideration, any dividend on Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or effects a subdivision or combination of its outstanding shares of Common Stock into a greater or smaller number of shares without a proportionate and corresponding subdivision or combination of the outstanding shares of Series A Preferred Stock, then and in each such event the Conversion Price shall be appropriately increased or decreased proportionally.

         (f) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event that the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 3, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Series A Preferred Stock.

         (g) NO IMPAIRMENT. Except as provided in Section 6, the Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

         (h) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock.

         (i) NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time:

              (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

              (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; or

              (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock;

then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred Stock:

                   (A) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) above; and

                   (B) in the case of the matters referred to in (iii) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (k) NOTICES. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given three days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice to holders located outside the United States shall be given by telex or telecopy; provided, however, that such purchaser shall give the Corporation its telex or telecopy number.

         (l) ADJUSTMENTS. Subject to Section 2 above, in case of any reorganization or any reclassification of the capital stock of the Corporation (other than a subdivision or combination of shares provided for above), any merger of the Corporation with or into another Corporation or Corporations, or the conveyance of all or substantially all of the assets of the Corporation to another Corporation, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization reclassification, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of the Series A Preferred Stock.

         (m) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

    4.   VOTING POWER.

         (a) GENERAL. Except as otherwise provided herein, or as required by law, each issued and outstanding share of Common Stock shall be entitled to one vote on all matters, and no cumulative voting shall be permitted. Except as required by law or by the provisions hereof, the holders of the Series A Preferred Stock shall be entitled to vote on all matters with the holders of the Common Stock on an as if converted basis. Except as required by law, the holders of the Series B Preferred Stock shall have no voting rights whatsoever.

         (b) BOARD OF DIRECTORS. The Board of Directors shall have five (5) members or a greater number approved in accordance with Section 6(a) hereof. The holders of the Series A Preferred Stock shall have the right to elect two directors (the "SERIES A DIRECTORS") , the holders of the Common Stock shall have the right to elect two directors and the holders of the shares of Common Stock and the Series A Preferred Stock (voting together on an as-if converted basis), shall have the right to elect the remaining director.

         (c)  PROCEDURES FOR THE ELECTION OF DIRECTORS.

              (i) Each director of the Corporation shall hold office for a term expiring at the next annual meeting of stockholders. Any vacancy caused by the death or resignation of the Series A Director may be filled only by the holders of Series A Preferred Stock. A special meeting of the holders of the Series A Preferred Stock entitled to vote with respect to filling the vacancy shall be called and held as promptly as practicable after any such death or resignation at the direction of a majority of the Board of Directors, and in any event shall be called within ten days, to be held within 15 days, after receipt of a written request by the holders of record of at least 25% of the then outstanding shares of Series A Preferred Stock. In connection with any special meeting to be held for the purpose of electing the Series A Director to fill a vacancy, only holders of Series A Preferred Stock shall be notified and be permitted to participate at such meeting. If any special meeting of the holders of Series A Preferred Stock required to be called by a holder of Series A Preferred Stock for the election of directors pursuant to this Section 4(c) shall not have been duly called within ten days after the request therefor, then the secretary of the Corporation shall call the meeting. Any holders of shares of Series A Preferred Stock shall have access to the stock record books of the Corporation for the purpose of so calling a special meeting. The Corporation shall pay the reasonable expenses of calling and holding any such meeting.

              (ii) Any special meeting of the holders of shares of Series A Preferred Stock to vote for the election of directors pursuant to this Section 4(c) shall be held in the city in which the preceding annual meeting of shareholders of the Corporation was held or in the city designated by the holders on record of at least 25% of the then outstanding shares of Series A Preferred Stock. At a special or annual meeting for the election of directors by the holders of shares of Series A Preferred Stock, the presence in person, by proxy or by conference call in accordance with RCW 23B.07.080 of the holders of 50% of the outstanding shares of Series A Preferred Stock entitled to vote thereon shall constitute a quorum. In connection with any special meeting to be held for the purpose of electing the Series A Director to fill a vacancy, only holders of the Series A Preferred Stock shall be notified and be permitted to participate at such meeting. A majority of the holders of the shares of Series A Preferred Stock entitled to vote thereon present in person, by proxy or by telephone shall have the power to adjourn the meeting for the purpose of such election, from time to time without notice, other than announcement at the meeting, until a quorum shall be present. The election of the Series A Director also may be accomplished by unanimous written consent in lieu of a meeting of the holders of the Series A Preferred Stock in accordance with RCW 23B.07.040.

              (iii) In connection with any vote for the Series A Director, each holder of Series A Preferred Stock as provided herein shall be entitled to one vote for each share of Common Stock into which the shares of Series A Preferred Stock held by such holder are then convertible, the nominees receiving a plurality of the votes entitled to be cast shall be elected.

    5.   REDEMPTION.

         (a)  REDEMPTION - SERIES A PREFERRED STOCK.

              (i) Upon the transfer of an amount of Common Stock, Options (as defined in Section 3(d) and on an as if exercised basis), Convertible Securities (as defined in Section 3(d) and on an as if converted basis) or Options for Convertible Securities (on an as if exercised and as if converted basis) equal to or greater than 50% of the then issued and outstanding Common Stock from shareholders who are not holders of Series A Preferred Stock through one or a series of transactions to any one person or entity or the affiliates of such person or entity, which such person or entity was not a shareholder or an affiliate of a shareholder as of December 29, 1995 (an "EXISTING SHAREHOLDER"), other than a transfer to a Permitted Transferee (as defined below) (a "CHANGE OF CONTROL EVENT"), at the election of the holders of at least 50% of the outstanding shares of the Series A Preferred Stock, all shares of the Series A Preferred Stock shall be immediately redeemed by the Corporation, to the extent permitted by law. In the event that the redemption of the Series A Preferred Stock pursuant to this Section 5(a)(i) is not permitted in whole or in part, the Corporation shall redeem, allocated ratably among the holders thereof, as many shares of Series A Preferred Stock pursuant to this

Section 5(a)(i) as permitted by law. In such event, the shares of Series A Preferred Stock not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for redemption of shares of Series A Preferred Stock, such funds shall be immediately used to redeem the balance of the shares of Series A Preferred Stock. For purposes of this Section 5(a), a "Permitted Transferee" shall mean an Existing Shareholder's spouse, siblings, ancestors and descendants (whether natural or adopted), any spouses of such siblings, ancestors or descendants, any niece of an Existing Shareholder (or any niece of a spouse of an Existing Shareholder), any trust for the benefit of an Existing Shareholder or any of the foregoing, any exempt organization described in I.R.C. Section 501(c)(3), or any other charitable organization (as determined in good faith by the Board of Directors).

              (ii) At the election of the holders of at least 50% of the shares of Series A Preferred Stock, the notice of which has been delivered by such holders to the Corporation at least 60 days prior to the fifth anniversary of the original date of issue of the Series A Preferred Stock, and to the extent permitted by law, the Corporation shall redeem, ratably among the holders thereof, (A) one-half of the outstanding shares of the Series A Preferred Stock on the fifth anniversary of the original date of issue thereof and (B) the remaining outstanding shares of the Series A Preferred Stock on the sixth anniversary of the original date of issue thereof.

              (iii) In the event that the redemption of the Series A Preferred Stock pursuant to either Section 5(a)(ii)(A) or Section 5(a)(ii)(B) above is not permitted in whole or in part, the Corporation shall, at the fifth anniversary of the original date of issue or the sixth anniversary of the original date of issue (as appropriate), redeem as many shares of Series A Preferred Stock pursuant to Section 5(a)(ii) as permitted by law, allocated ratably among the holders thereof. In such event, the shares of Series A Preferred Stock not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem but which it has not redeemed (up to, in the case of a redemption pursuant to Section 5(a)(ii)(A), one-half of the outstanding shares of Series A Preferred Stock on the fifth anniversary of the original date of issue thereof).

         (b)  REDEMPTION - SERIES B PREFERRED STOCK

              (i) Upon the closing of a Qualified Public Offering, the Corporation shall redeem all of the outstanding shares of the Series B Preferred Stock.

              (ii) To the extent permitted by law, but only to the extent that funds remain available following the redemption (if any) of shares of Series A Preferred Stock pursuant to Section 5(a), the Corporation shall redeem, ratably among the holders thereof, (A) one-half of the outstanding shares of the Series B Preferred Stock on the fifth anniversary of the original date of issue thereof and (B) the remaining outstanding shares of the Series B Preferred Stock on the sixth anniversary of the original date of issue thereof.

              (iii) In the event that the redemption of the Series B Preferred Stock pursuant to either Section 5(b)(ii)(A) or Section 5(b)(ii)(B) above is not permitted in whole or in part, the Corporation shall, at the fifth anniversary of the original date of issue or the sixth anniversary of the original date of issue (as appropriate), redeem as many shares of Series B Preferred Stock pursuant to Section 5(b)(ii) as permitted by law, allocated ratably among the holders thereof,. In such event, the shares of Series B Preferred Stock not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock, but only to the extent that funds remain available following the redemption (if any) of the Series A Preferred Stock pursuant to Section 5(a), such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem but which it has not redeemed (up to, in the case of a redemption pursuant to Section 5(b)(ii)(A), one-half of the outstanding shares of Series B Preferred Stock on the fifth anniversary of the original date of issue thereof).

         (c)  REDEMPTION PRICE.  The redemption price for each share of Series
A Preferred Stock or Series B Preferred Stock redeemed pursuant to this Section 5 shall be the Series A Original Purchase Price or the Series B Original Purchase Price, respectively, plus in each case all accrued and unpaid dividends on such share, calculated in accordance with Section 1 above, whether or not declared, and any otherwise declared and unpaid dividends on such share, up to and including the date fixed for redemption (the "REDEMPTION PRICE").

         (d) PRO RATA BASIS. The redemption or repurchase of all or any portion or number of shares of the Preferred Stock, whether pursuant to the provisions of this Section 5 or otherwise, and all dividends or other distributions thereon or with respect thereto shall be on a pro rata basis in right of payment and in all other respects for each and every share of such the Preferred Stock (except as otherwise provided in Section 5(a) or Section 5(b)), without regard to the identity of the holder.

         (e) REDEMPTION NOTICE. At least 30 days prior to the date(s) fixed for redemption pursuant to Section 5(a) or Section 5(b) above (each, a "REDEMPTION DATE"), written notice (the "REDEMPTION NOTICE") shall be mailed, postage prepaid, by the Corporation to each holder of record of each series of Preferred Stock, at its address shown on the records of the Corporation. The Redemption Notice shall contain the following information:

              (i) The series of Preferred Stock to be redeemed; the number of shares of the series of Preferred Stock held by the holder which shall be redeemed by the Corporation, and the total number of shares of such series of Preferred Stock held by all holders to be so redeemed,

              (ii)   The Redemption Date and the Redemption Price, and

              (iii) That the holder is to surrender to the Corporation at the place designated in such notice, the holder's certificate or certificates representing the shares of the series Preferred Stock to be redeemed.

         (f) PAYMENT AND SURRENDER OF CERTIFICATES. Each holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price for such shares as set forth in this Section 5 shall be paid to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be canceled and retired.

         (g) NO RIGHTS AS SHAREHOLDER FOLLOWING REDEMPTION. If any shares of Preferred Stock are not redeemed solely because a holder fails to surrender the certificate or certificates representing such shares pursuant to Section 5(f) hereof, then, from and after the Redemption Date, the holders of such shares of Preferred Stock thereupon subject to redemption shall cease to have any rights of a holder of Preferred Stock except solely for the right to receive the Redemption Price upon surrender of the certificate or certificates representing the shares.

         (h) NO REISSUANCE OF THE PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation or otherwise retired by reason of redemption, purchase, conversion or otherwise shall be reissued. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock.

    6.   RESTRICTIONS AND LIMITATIONS.

         (a) Except as expressly provided herein or as required by law, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any Corporation or trust of which the Corporation directly or indirectly owns at the time more than 50% of the voting power of such Corporation or trust) to, without the vote or written consent by the holders of a majority of the then outstanding shares of Series A Preferred Stock (each share of Series A Preferred Stock to be entitled to one vote in each instance):

              (i) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of the Corporation (except for (i) those shares repurchased from officers, directors, consultants or employees under agreements requiring such persons to sell such shares to the Corporation on termination of their relationship with the Corporation or its subsidiaries or those shares repurchased from shareholders under agreements granting the Corporation a right of first refusal to purchase such shares, and (ii) the redemption of Preferred Stock pursuant to
Section 5 hereof);

              (ii) Authorize or issue, or obligate itself to authorize or issue, any other equity security senior to or on a parity with the Series A Preferred Stock as to liquidation preferences, redemption, dividend rights, conversion rights, voting rights or otherwise; or

              (iii) Effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation or any subsidiary thereof, or any consolidation or merger involving the Corporation or any subsidiary thereof (other than a consolidation or merger in which the holders of voting securities of the Corporation or subsidiary immediately before the consolidation own (immediately after the consolidation or merger) voting securities of the surviving or acquiring Corporation, or of a parent of such Corporation, possessing more than 50% of the voting power of such surviving or acquiring Corporation or parent), or any reclassification or other change of shares, or any recapitalization or any dissolution, liquidation or winding up of the Corporation; or

              (iv) Amend, modify, repeal or add to any provision of its Articles of Incorporation or Bylaws;

              (v)    Increase the size of its Board of Directors; or

              (vi) Authorize, declare, pay or set aside any dividend or other distribution with respect to the Common Stock.


                                      ARTICLE IV

                                        BYLAWS

    The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.


                                      ARTICLE V

                             REGISTERED AGENT AND OFFICE

    The name of the current registered agent of this corporation and the address of its current registered office are as follows:

              NAME                          ADDRESS

              DWTR&J Corp.                  2600 Century Square Building
                                            1501 4th Avenue
                                            Seattle, Washington 98101-1688

                                      ARTICLE VI

                          LIMITATION OF DIRECTORS' LIABILITY

    A director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating RCW 23B.08.310, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.


                                     ARTICLE VII

                      INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 1. RIGHT TO INDEMNIFICATION, Each person who was, or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorneys's fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 2 of this Article with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 or otherwise.

    Section 2. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Section 1 of this Article is not paid in fall by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

    Section 3. NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

    Section 4. INSURANCE, CONTRACTS AND FUNDING. The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

    Section 5.  INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION.
The corporation may, by action of its board of directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.

    Dated this 27th day of December, 1995.


                                            /s/ Kevin Hafer
                                            ------------------------------------
                                            Kevin Hafer, President